Exhibit 10.45

[***] CERTAIN INFORMATION IN THIS DOCUMENT HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(B)(2). SUCH EXCLUDED INFORMATION IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

AMENDMENT No. 1

to the License Agreement

between Mayne Pharma LLC and TherapeuticsMD, Inc.

This Amendment No. 1 (“Amendment”) is entered into as of December 30, 2022 (“Amendment Effective Date”) by and between Mayne Pharma LLC, a limited liability company formed under the laws of Delaware and located at 3301 Benson Drive Suite 401, Raleigh NC 27609 (“Mayne”), and TherapeuticsMD, Inc., a corporation formed under the laws of Nevada and located at 951 Yamato Road, Suite 220, Boca Raton, Florida 33431 (“TXMD”). TXMD and Mayne are each referred to individually as a “Party” and together as the “Parties.”

WHEREAS, Mayne and TXMD are parties to a License Agreement dated as of December 4, 2022 (the “Agreement”), concerning the development and commercialization of the Licensed IP; and

WHEREAS, the Parties mutually desire to amend, modify and restate certain terms and conditions of the Agreement regarding the Parties’ pharmacovigilance obligations and payment of certain royalties;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is mutually agreed as follows:

1.	DEFINITIONS

Unless otherwise defined herein, capitalized words in this Amendment shall have the meaning attributed to them in the Agreement.

2.	AMENDMENTS

The Parties agree that, as of the Amendment Effective Date, the Agreement is amended as set forth in this Section 2.

2.1	The following definitions shall be added to Section 1.1:

[***]

“Vitacare Agreement” means the Master Pharmacy Services Agreement between vitaCare Prescription Services, Inc. and TXMD, dated April 14, 2022 and Consignment Sales and Services Addendum, dated as of April 14, 2022, vitaCare Prescription Services, Inc., a Florida corporation, and TXMD.

2.2	The following Section 5.4 shall be added to Article 5:

“As between Mayne and TXMD, Mayne shall have primary responsibility for all matters related to pharmacovigilance, including maintenance of all safety databases; provided that all ex-US licensees of TXMD shall retain their respective reporting obligations.  In connection with the foregoing, TXMD shall assign to Mayne, and Mayne shall assume, the [***] Agreement.  In consideration for the additional costs and obligations arising from the foregoing and based on labels and products on the market owned, controlled or licensed by TXMD outside the US as of the Effective Date, Mayne shall offset against royalties otherwise payable under Section 6.2 (including Minimum Annual Royalty payments under Section 6.2(c)), the following: (i) the portion of the [***] Agreement costs allocated or necessary for ex-US compliance and reporting by ex-US licensees and (ii) all internal costs of Mayne or third party personnel necessary and related to the maintenance of all safety databases and communication and reporting to ex-US licensees, currently expected to be one full time equivalent pharmacovigilance specialist.  Any changes to approved labels or indications, or additional licenses in additional countries or territories, will result in adjusted costs.  Upon any such changes, the Parties agree to negotiate in good faith and adjust the amounts set forth herein accordingly. Mayne will use commercially reasonable efforts to minimize all costs and expenses under this Section 5.4”

2.3	The following Section 6.2(f) shall be added to Article 6:

“At Closing (as defined in the Transaction Agreement), Mayne shall pay an additional amount equal to $1.029 million (one million twenty-nine thousand U.S. dollars) as partial prepayment of the royalties.  Such prepaid royalties shall reduce the first four quarterly payments that would have otherwise been payable pursuant to Section 6.2 by an amount equal to $257,250 per quarterly Minimum Annual Royalty payment plus interest calculated at 19% per annum accruing from the Closing Date until the date such quarterly Minimum Annual Royalty payment is paid to TXMD. The $1.029 million paid pursuant to this Section 6.2(f) shall be taken into account and constitute payment of royalties for all purposes of calculating Minimum Annual Royalties under Section 6.1(c).”

2.4	The following Section 6.2(g) shall be added to Article 6:

“In consideration of Mayne Pharma assuming the Vitacare Agreement and TXMD’s $1.5million liability thereunder existing as of the Amendment Effective Date, Mayne shall reduce one quarterly royalty payment, otherwise payable to TXMD by an amount equal to such $1.5 million.  Such reduction will be taken no earlier than the second quarterly royalty payment due. The full amount of such reduction pursuant to this Section 6.2(g) shall be taken into account and constitute payment of royalties for all purposes of calculating Minimum Annual Royalties under Section 6.1(c).”

3.	INTEGRATION

Except for the sections of the Agreement specifically amended hereunder, all terms and conditions of the Agreement remain and shall remain in full force and effect. This Amendment shall hereafter be incorporated into and deemed part of the Agreement and any future reference to the Agreement shall include the terms and conditions of this Amendment.

4.	APPLICABLE LAW & JURISDICTION

This Amendment shall be governed by, and construed in accordance with, the laws which govern the Agreement, and the Parties submit to the jurisdiction and dispute resolution provisions as set forth in the Agreement.

5.	COUNTERPARTS

This Amendment may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signature pages of this Amendment may be exchanged by facsimile or other electronic means without affecting the validity thereof.

[Remainder of Page Intentionally Left Blank – Signature Page to Follow]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Amendment to be executed by their duly authorized representatives.

MAYNE PHARMA LLC By: /s/ Kimberly Parker Name: Kimberly Parker Title: Authorized Signatory Date: December 30, 2022	THERAPEUTICSMD, INC. By: /s/ Marlan Walker Name: Marlan Walker Title: Secretary Date: December 30, 2022

[Signature page to License Agreement Amendment No. 1]